Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Common Stock and Series F Preferred Stock Dividends for October 2014

New York, New York, September 19, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized common stock dividend of $1.00 per share to be paid monthly to holders of common stock of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on October 15, 2014, ARCP will pay a distribution of $0.0833333 per share to holders of common stock of record at the close of business on October 8, 2014.

Additionally, ARCP will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing September 15, 2014 through October 14, 2014, on October 15, 2014. Holders of Series F Preferred Stock on October 1, 2014 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP sponsors non-traded REITs through its wholly owned private capital management business and direct investment wholesale broker dealer, Cole Capital®. In total, ARCP manages nearly $30 billion of high-quality real estate located in 49 states, as well Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions, and any expectations with respect to estimates of growth. Additional factors that may affect future results are contained in ARCP's filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Jamie Moser/Jonathan Keehner	Brian S. Block, CFO, Treasurer, Secretary and EVP
Joele Frank, Wilkinson Brimmer Katcher	American Realty Capital Properties, Inc.
Ph: 212-355-4449	Ph: 212-415-6500